Exhibit 99.(H)(3)

First Amendment to the

Amended and Restated

Fund Servicing Agreement

This First Amendment effective as of the last date on the signature block below (the “Effective Date”), to the Amended and Restated Fund Servicing Agreement dated as of September 1, 2024, (the “Agreement”), is entered into by and between THOMPSON INVESTMENT MANAGEMENT, INC., a Delaware Corporation (the “Administrator”), on behalf of Thompson IM Funds, Inc., a Wisconsin corporation (the “Corporation”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the parties hereto have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit B of the Agreement to clarify the services and duties of USBGFS;

WHEREAS, Section 14(f) of the Agreement permits its amendment by a written agreement executed by USBGFS and the Administrator, and authorized or approved by the Administrator’s Board.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.
2.	Except to the extent amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

THOMPSON INVESTMENT MANAGEMENT, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jason L. Stephens	By:	/s/ Gregory Farley
Name:	Jason L. Stephens	Name:	Gregory Farley
Title:	Chief Executive Officer	Title:	Senior Vice President
Date:	8/27/2025 | 9:46:08 AM CDT	Date:	8/27/2025

EXHIBIT B

Services

CORE SERVICE LINES

Accounting Services

A.	Preparation of the financial statements of each Fund at the times and in the form as required by the 1940 Act, and at such other times (not more frequently than monthly) and in such forms as the Administrator may reasonably request. In so preparing the financial statements, each Fund shall have, at its own expense, the assistance of the Fund’s independent public accountants.

B.	USBGFS shall maintain and keep current all of the accounts, books and other documents of each Fund specified in paragraph (a) and in paragraphs (b)(1) through (8) of Rule 31a-1 under the 1940 Act except for those normally maintained by the Fund’s other service providers.

C.	USBGFS shall calculate the net asset value per share of each Fund at the times and in the manner described in the Fund’s Prospectus and Statement of Additional Information, as presently in effect, and as amended, supplemented and/or superseded from time to time. In so calculating the net asset value per share of each Fund, USBGFS shall be responsible for determining the value of the portfolio securities and other assets of each Fund in the manner described in the Fund’s Prospectus and Statement of Additional Information. If an independent pricing service is used by USBGFS to determine such values, the expense of such service shall be borne by the Administrator or the appropriate Fund. USBGFS shall prepare and maintain price make-up sheets and such other records as are necessary to reflect the determination of the net asset value per share for each Fund. USBGFS agrees that all books, accounts and other documents which it maintains for each Fund are the property of the Fund and it will surrender promptly to the Fund any of such books, accounts and other documents upon the fund’s request. Such books, accounts and other documents shall be maintained by USBGFS in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the 1940 Act.

D.	USBGFS shall maintain such staff and employ or retain such personnel and consult with such other persons as shall from time to time be reasonably necessary to perform the Services. USBGFS shall provide such office space, facilities equipment and other assets and resources as shall be reasonably necessary to perform the Services.

E.	USBGFS, in the performance of its duties hereunder, shall act in conformity with the Corporation’s Articles of Incorporation and Bylaws, each Fund’s Prospectus, Statement of Additional Information and Registration Statement, the codes, policies and procedures maintained by the Corporation or the Administrator and applicable to the Services, and the instructions and directions of the Administrator the Board of Directors of the Corporation, and shall comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings.

Transfer Agency and Investor Support Services

A.	USBGFS shall provide the following transfer agent and dividend disbursing agent services to each Fund:

B.	Receive and process all orders for the purchase, exchange, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Funds’ prospectus (the “Prospectus”).

C.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Corporation’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Corporation’s custodian.

E.	Pay proceeds upon receipt from the Corporation’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Corporation with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

H.	Serve as each Fund’s agent in connection with systematic plans including, but not limited to, systematic withdrawal plans and systematic exchange plans.

I.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

J.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

K.	Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

L.	Prepare ad-hoc reports as necessary at prevailing rates.

M.	Mail shareholder reports and Prospectuses to current shareholders.

N.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

O.	Provide shareholder account information upon shareholder or Corporation requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Corporation.

P.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Corporation, all as required by applicable federal and state tax laws and regulations.

Q.	Answer correspondence from shareholders, securities brokers and others relating to USBGFS’s duties hereunder within required time periods established by applicable regulation.

R.	USBGFS will reimburse each Fund for any Net Material Loss (as defined herein) that may exist on the Fund’s books and for which USBGFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any Net Material Loss on a monthly basis. USBGFS will reset the as-of ledger each calendar month so that any losses that do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding period. USBGFS will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable.

S.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

T.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

Additional Services to be Provided by USBGFS

A.       If the Corporation so elects, by including the service it wishes to receive in its fee schedule, USBGFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit C)

The Corporation hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit C are selected by the Corporation, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit C, the exhibits shall control. The provisions of Exhibit C, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

B.       USBGFS shall allow the Corporation access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund

eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBGFS shall enable the Corporation to access MFx services by supplying the Corporation with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBGFS and shall be used by the Corporation only as necessary to access MFx services pursuant to this Agreement. The Corporation shall use commercially reasonable efforts to provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBGFS and to implement such security procedures and/or devices to ensure the integrity of MFx. The Corporation hereby understands that USBGFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBGFS shall notify the Corporation of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Corporation hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBGFS pursuant to this Agreement shall remain the exclusive property of USBGFS at all times.

The Corporation acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBGFS will assist the Corporation in verifying the accuracy of any of the information made available to the Corporation through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Corporation shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information provided by USBGFS to USBGFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

ADDITIONAL AND SUPPLEMENTAL SERVICES

Any additional or supplemental services not listed above may be provided from time to time upon mutual agreement of the parties, subject in all cases to the terms and conditions of this Agreement. Any such additional or supplemental services shall be provided at the fees specified on Exhibit C or at USBGFS’ then current standard rates for such services if not specified.